UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) July 31, 2014

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – July 31, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.3 million on revenue of $15.2 million for the quarter ended June 29, 2014. For the second quarter of 2013, the company reported an operating loss from continuing operations of $1.9 million on revenue of $17.3 million.

Discontinued operations for the second quarter of 2013 included the final adjustments relating to the sale of RedBlack. All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $15.2 million, compared to $17.3 million for the second quarter of 2013, a 12% decline, reflecting a decrease of $2.5 million in Battery & Energy Products sales partially offset by a $0.4 million increase in Communications Systems sales. Battery & Energy Products sales were $12.2 million, compared to $14.7 million last year, a 17% decrease, reflecting a 19% increase in commercial sales more than offset by a 53% decline in Government/Defense sales. Communications Systems sales were $3.0 million, compared to $2.6 million for the same period last year, an increase of 16%, driven by the fulfillment of a $1.9 million order for the recently introduced Universal Vehicle Adaptors.

Gross profit was $4.2 million, or 27.7% of revenue, compared to $4.5 million, or 26.2% of revenue, for the same quarter a year ago. The 150 basis point improvement reflects a higher mix of higher margin Communications Systems sales. Communications Systems’ gross margin was 44.0%, compared to 39.3%, an increase of 470 basis points reflecting higher volumes and favorable product mix. Battery & Energy Products’ gross margin was 23.6%, compared to 23.8% last year, essentially flat.

Operating expenses decreased by 13% to $5.5 million, compared to $6.4 million a year ago, primarily reflecting reductions in general and administrative expenses. Operating expenses were 36.4% of revenue, compared to 37.0% for the year earlier period.

With the reduction in operating expenses and the improvement in gross margin offsetting the decline in volume, the operating loss was narrowed to $1.3 million for the quarter from $1.9 million last year.

As a result, the company reported a net loss from continuing operations of $1.4 million, or $0.08 per share, compared to a net loss of $2.0 million, or $0.11 per share, for the second quarter of 2013. Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to a net loss of $0.1 million, or $0.01 per share, for the second quarter of 2013.

Despite the company’s commercial sales momentum, management now expects revenue for the year to be approximately 10% below last year given the reductions in global government and defense spending to date that are likely to persist. As a result of the revised outlook for revenue, management now expects a slight operating loss for the year in the range of 2 – 3% of sales.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits.

(a) Exhibits

99.1 Press Release of Ultralife Corporation dated July 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2014		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.                                   Description

    99.1            Press Release of Ultralife Corporation dated July 31, 2014